EXHIBIT 10.58
Fiscal Year 2007 Cash-Based Long-Term Incentive Award Criteria
The Fiscal Year 2007 Cash-Based Long-Term Incentive Award is not an award for past performance but is intended to provide a mechanism for aligning management with shareholder interests. Since fiscal year 2004, the company used fixed share guidelines per organization level to award its annual stock option grants. The fiscal year 2007 cash-based long-term incentive award continues this philosophy in that the named executive officers are eligible for total target award amounts intended to provide a similar value in lieu of the stock option grants. The annual target award opportunity is one third (1/3) of the total target award percentage.

Level	Total Target Award Percentage *
CEO	100%
13	83%
12	73%
11	64%

*	The Total Target Award Percentage is as a percent of the average base salary per organization level of the named executive officer as of November 1, 2006. These amounts will not be adjusted during the three-year performance period.
Awards are based upon the earnings per share and free cash flow consolidated results of the company for each of fiscal year 2007, 2008 and 2009. The payout multiple of a participant’s Total Target Award Percentage, depending upon whether threshold, target or distinguished performance is achieved using a two step process is as follows:
Payout Multiple of Target Award Percentage

	EPS Performance	Free Cash Flow Modifier
Below Threshold	0%	50%
Threshold	50%	75%
Target	100%	100%
Distinguished	150%	125%

*	Example: Threshold EPS performance (50%) multiplied by Distinguished Free Cash Flow performance (125%) results in an award of 62.5% of target.
The effective date of the awards is November 1, 2006. Awards will not vest until the end of a 3-year performance period beginning on November 1, 2006 and ending October 31, 2009. Awards will be based upon earnings per share and free cash flow consolidated results of the company for each of fiscal year 2007, 2008 and 2009. Awards earned for fiscal year 2007 and 2008 cannot be “unearned” but can be forfeited if the named executive’s employment relationship with the company is terminated. No interest is earned on unpaid amounts. In the event of a participant’s
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death, disability or retirement, all earned but yet unpaid amounts will become due and payable. Any open measurement periods will be paid as if the participant was active but prorated based on months of service. Amounts for measurement periods that have not begun will be forfeited. Termination of employment not on account of death, disability or retirement results in a forfeiture of unpaid awards. In the event of a change of control of the company, awards for earned periods will be paid based upon actual performance and awards for incomplete periods will be paid at target.
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